Exhibit 99.1

UNANIMOUS CONSENT TO CORPORATE ACTION

WITHOUT A MEETING

BY THE STOCKHOLDERS

OF

PULASKI INVESTMENT CORPORATION

The undersigned, being all of the stockholders of PULASKI INVESTMENT CORPORATION (the “Corporation”), an Arkansas corporation, hereby adopt, ratify and approve the following corporate action without a meeting:

WHEREAS, the Board of Directors has fully considered the merger of the Corporation with and into IBERIABANK Corporation (“IBERIABANK”) pursuant to an Agreement and Plan of Merger, dated August 9, 2006, between the Corporation and IBERIABANK, as amended December 28, 2006 (the “Agreement and Plan of Merger”);

WHEREAS, the Board of Directors has unanimously determined that the merger of the Corporation with and into IBERIABANK pursuant to the Agreement and Plan of Merger is fair and in the best interest of the Corporation and its stockholders and unanimously recommended that the stockholders of the Corporation vote for adoption of the Agreement and Plan of Merger;

WHEREAS, each of the stockholders of the Corporation has received and reviewed the IBERIABANK Corporation Form S-4 Registration Statement, dated January 12, 2007, and all exhibits and attachments thereto, as provided to the stockholders in connection with the merger of the Corporation with and into IBERIABANK; and

WHEREAS, the stockholders of the Corporation have unanimously determined that the merger of the Corporation with and into IBERIABANK pursuant to the Agreement and Plan of Merger is in the best interest of the Corporation and its stockholders.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation merge with and into IBERIABANK pursuant to the Agreement and Plan of Merger; and

FURTHER RESOLVED, that the Agreement and Plan of Merger is hereby adopted, ratified and approved in all respects.

The undersigned waive any and all rights to meeting with respect to the foregoing matters, as well as notice thereof, and acknowledge their consent to the adoption of the above resolutions without opposition.

This unanimous consent to corporate action shall have the same force and effect as a unanimous vote of the stockholders, and may be stated as such in any articles, certificates or other documents filed in accordance with applicable law or otherwise delivered by the Corporation.

A copy of this unanimous consent shall be filed with the Secretary of the Corporation for inclusion in the corporate minute book.

This document may be executed and delivered by facsimile signature, and/or in multiple counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this unanimous consent effective as of                     , 2007.

[separate signature pages to be attached]